                                                                    Exhibit 99.1

                                 August 22, 2007

Dear Fellow Shareholders:

I would like to take this opportunity to update you on developments at Gyrodyne.

REIT election and the Port Jefferson Purchase
---------------------------------------------
As you know, we elected to be taxed as a real estate investment trust, or REIT, as of May 1, 2006. Simply stated, our REIT election is designed to create significant future tax efficiencies which will benefit all shareholders. Specifically, a REIT does not generally pay taxes at the corporate level and must distribute 90% of annual earnings to shareholders every year in order to maintain REIT status. A REIT must also adhere to several qualifying factors relating to asset structure and sources of income, focusing on real estate investments. Our purchase of ten medical office buildings in Port Jefferson N.Y. is clearly in keeping with both our strategic plan and our conversion to a REIT. You will recall that the Company received $26.3 million as an Advance Payment on the condemnation of 245.5 acres of our Flowerfield property in March 2006 from the State of New York. Based on Section 1033 of the Internal Revenue Code, we have three years from the close of the tax year in which the condemnation proceeds were received, or April 30, 2009, to reinvest those monies into qualified real estate investments on a tax deferred basis. Successfully doing so will defer $8.5 million in applicable taxes on the condemnation award (that equates to almost $7.00 per share). The Port Jefferson purchase price of $8.9 million accounts for 34% of the Advance Payment funds we need to reinvest and the property is also a qualified REIT asset. As a result of how this transaction was structured, and the fact that we were able to assume a $5.5 million mortgage at an attractive rate, your Board of Directors approved a $4.00 per share special distribution to shareholders in April 2007. So, in fact, the purchase was not only in keeping with the strategic plan, it created a shareholder liquidity event.

Joint investments with Winthrop Realty Trust
--------------------------------------------
We recently announced entering into a Memorandum of Understanding (MOU) with a nationally recognized REIT to invest with us and also established an Investment Committee at the Board of Directors level. The MOU with Winthrop Realty Trust was primarily entered into in an effort to generate additional real estate investment opportunities with a broader geographic scope. The MOU outlines the typical terms under which joint investments will be considered; it is non-binding and allows the Company the freedom to enter into transactions outside of the Winthrop arrangement. The Investment Committee was created to act as a liaison between management and the Board of Directors with the primary function of considering investment opportunities proposed by management and is chaired by a member of the Board who has a lengthy and successful background in real estate.

Development of the Flowerfield Property
---------------------------------------
We filed an application to develop an age restricted residential community on the remaining 67 acres of the Flowerfield property in January 2007 and presented our plan at a June 2007 public hearing. In the normal course of events, we will receive notification from the Town of Smithtown that the Company will be required to submit various additional impact studies for consideration in a final decision on our development plan. On Long Island, it is not uncommon for similar applications to take two years or more to process; it is therefore very difficult to accurately forecast a timeframe for achieving approvals. Since we have already conducted many of the impact studies in connection with our original plan for the entire Flowerfield property, we believe we can expedite our responses and hopefully, the outcome. The benefits of unlocking a higher value for the Flowerfield property under the REIT structure are magnified by the tax efficiencies mentioned earlier; i.e., the ability to distribute earnings to the shareholders without corporate level taxation.

Investment in Mortgage Backed Securities
----------------------------------------
In light of the much publicized subprime mortgage failures, you may have concerns about the safety of the Company's investments in mortgage backed securities. Our investments were made as a temporary measure in qualified REIT securities that are fully guaranteed by agencies of the U.S. Government and do not include any subprime mortgages. For the three months ending July 2007, the average yield on these investments has been 5.57%. The investments are considered temporary because they represent the funds that will be utilized for investment in real estate in order to defer the $8.5 million in taxes applicable to the condemnation Advance Payment under Section 1033 of the Internal Revenue Code.

Litigation with the State of New York
-------------------------------------
As you know, we are involved in litigation with the State of New York for $158 million in additional compensation for the condemned Flowerfield acreage. Although, based on their own appraisal, the State of New York paid us approximately $91,000 per acre as the Advance Payment, the State has been unable or unwilling to submit an appraisal to the Court of Claims of the State of New York showing how that valuation was determined. Now, having already been granted two six month extensions by the Court, the State has engaged a new appraisal firm. While such extensions are freely granted as a matter of course, in an effort to move this case forward in an expedited fashion, our attorneys requested and were granted a conference before the trial Judge to discuss the State's delay. As a result of having had that meeting, we are hopeful that the State will exchange their appraisal by the end of this year so that a trial date can be set. However, given the amount in dispute, a third extension, if requested, could be granted. Thus, estimating a trial date at this juncture is difficult.

Callery-Judge Grove
-------------------
As reported recently, the Company's limited partnership investment in the Callery-Judge Grove in Palm Beach County, Florida suffered a setback when the Grove's application for a major development plan was voted down by the County Commissioners, primarily due to high density issues. The Grove's general partner has indicated in the local press that he is considering alternative development opportunities under various density guidelines and we anticipate word on the direction of those efforts in the coming months.

As you can see, our assets and their ultimate value continue to be the subject of both ongoing litigation and development plans. While we hope to successfully conclude the litigation for additional compensation in the Court of Claims as quickly as possible, we have little control over the timing of that event. The Flowerfield plan for an age restricted residential community could take time to accomplish and, we still have the balance of $17.4 million from the Advance Payment to invest in qualified real estate investments by April 2009 in order to avoid a corporate level tax on the condemnation proceeds. Finally, our investment in the Grove is subject to similar development approvals as those we are pursuing for the Flowerfield property and the time required to achieve approvals is considered to be comparable.

While it will take some time to unlock the full potential value of our assets and deliver that value to you, our shareholders, we remain committed to creating shareholder liquidity events. The special distribution to Company shareholders of $4.00 per share in April 2007 represented the first opportunity for a liquidity event and was the direct result of our prudent reinvestment of a portion of the condemnation Advance Payment. Through a disciplined and orderly adherence to our strategic plan, we expect to be able to create additional liquidity opportunities and unlock the value of the Company's assets for all shareholders.

Sincerely,


/s/ Stephen V. Maroney
----------------------
Stephen V. Maroney
President & CEO